McGladrey & Pullen
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-10981) on Form S-3 of Patriot National Bancorp, Inc. of our reports dated March 31, 2009 relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report on Form 10-K of Patriot National Bancorp, Inc. for the year ended December 31, 2008.

/S/ McGladrey & Pullen, LLP

New Haven, Connecticut
March 31, 2009

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.